Exhibit 99.1

Ingersoll Rand Delivers EPS from Continuing Operations above Revised Guidance Range

•	Third-quarter continuing EPS of $0.28 including ($0.53) from charges related to the Hussmann divestiture; adjusted EPS from continuing operations were $0.81.

•	Revenues of $3.9 billion in the third quarter, up 5 percent compared with 2010.

•	Adjusted operating margin of 11.3 percent, year-over-year improvement driven by pricing and gross productivity.

•	Third-quarter orders increased 4 percent year-over-year.

•	Full-year 2011 guidance for adjusted EPS from continuing operations is $2.70 to $2.76.

Swords, Ireland, October 20, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today reported that total revenues increased 5 percent for the third quarter of 2011 compared with the 2010 third quarter; orders increased by approximately 4 percent; and adjusted diluted earnings per share (EPS) from continuing operations were $0.81, above the revised guidance range of $0.77 to $0.80.

The company reported net earnings of $86.2 million, or EPS of $0.25, for the third quarter of 2011. Third-quarter net earnings included $94.8 million, or EPS of $0.28, from continuing operations, as well as an $8.6 million, or EPS of ($0.03) after-tax loss, from discontinued operations. Continuing operations included the operating results of the Hussmann refrigeration business as well as an after-tax impairment charge/loss on sale of $181 million, or EPS of ($0.53) related to the divestiture of Hussmann on September 30, 2011. Excluding these charges, adjusted EPS from continuing operations for the third quarter of 2011 were $0.81. This compares with net earnings for the 2010 third quarter of $232.2 million, which included EPS of $0.80 from continuing operations and an after-tax loss of ($0.12) from discontinued operations.

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(See EPS table below)

Third Quarter EPS Table

	3Q 2011	3Q 2010

Reported EPS	$0.25	$0.68

Add Back:

- Discontinued Operations	0.03	0.12

- Asset Impairment/Loss on Sale	0.53	—

Adjusted EPS Continuing Operations	$0.81	$0.80

“We are seeing challenging economic conditions in our residential heating ventilation and air conditioning (HVAC), security and golf businesses, as reflected in our revised guidance,” said Michael W. Lamach. “Although our residential and consumer markets remain depressed, there are a number of opportunities well within our control to improve our earnings and margins going forward. Our focus on the continuation of our operational excellence and innovation strategies remains the central theme in our journey to improve our company for the benefit of our employees, customers and shareholders.”

Additional Highlights for the 2011 Third Quarter

Revenues: The company’s reported revenues increased 5 percent (up 3 percent excluding currency) to $3,929 million, compared with revenues of $3,730 million for the 2010 third quarter. Total revenues, excluding the recently divested Hussmann business, were up approximately 7 percent, compared with 2010. Reported US revenues were down 1 percent, and revenues from international operations increased approximately 10 percent (up 5 percent excluding currency), primarily due to strong revenue growth in both Asia and Europe.

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Operating Income and Margin: Operating income for the 2011 third quarter was $179.7 million, including a pre-tax impairment charge/loss on sale of $265 million from the Hussmann divestiture. Excluding these charges, adjusted operating income was $444.5 million, an increase of 8 percent compared with $410.7 million for the 2010 third quarter. The adjusted third-quarter operating margin was 11.3 percent compared to an operating margin of 11.0 percent for the same period of 2010. Pricing actions and operational excellence initiatives drove the increase in operating profits and margins. These improvements were partially offset by inflation and unfavorable revenue mix.

Interest Expense and Other Income/Expense: Interest expense of $69.7 million for the third quarter of 2011 declined slightly compared with the same period last year. Other income totaled $21.3 million for the third quarter of 2011, an increase of approximately $12.7 million compared with the 2010 third quarter, from higher interest income and currency gains.

Taxes: The company had an effective tax rate of 22 percent in the third quarter of 2011, including an $84 million tax benefit resulting from the Hussmann divestiture. Excluding this benefit and the corresponding asset impairment charge, the effective tax rate was 29 percent in the third quarter of 2011, which exceeded the rate of 21 percent recorded in the same period in 2010.

Third-Quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. The company’s four segments are Climate Solutions, which includes the Trane commercial heating, ventilation and air conditioning (HVAC) systems and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses.

Climate Solutions delivers energy-efficient solutions globally and includes Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings and Thermo King, the leader in transport temperature control

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solutions. The results of the recently divested Hussmann refrigeration business are included for the third quarter of 2011 and in all prior periods. The company’s ownership interest in Hussmann will be reported using the equity method of accounting for the fourth quarter of 2011 and all future periods.

Revenues for the third quarter of 2011 were $2,290 million and increased 8 percent (up 5 percent excluding currency) compared with the third quarter of 2010. Bookings increased 3 percent year-over-year. For third-quarter ongoing operations, excluding Hussmann, year-over-year revenues and bookings were up 11 percent and 6 percent, respectively.

On a year-over-year basis, total commercial HVAC revenues increased 9 percent, with a 15 percent increase in equipment and systems revenues and a 2 percent increase in parts, services and solutions. Commercial revenues increased in all major geographic regions, with strong year-over-year improvements in Latin America and Europe. Revenues in North America were up 7 percent as markets continued to recover after reaching a cyclical bottom in the second half of 2010. Third-quarter bookings were up 9 percent compared with the 2010 third quarter.

Total Thermo King refrigerated transport revenues increased 17 percent in the third quarter compared with last year, with significant growth in both the Americas and Europe. Total worldwide refrigerated trailer and truck revenues increased by more than 20 percent compared with last year, reflecting improved activity in both the United States and overseas markets. Seagoing container revenues, auxiliary power units and worldwide aftermarket revenues also increased significantly.

Third-quarter segment operating margin of 11.5 percent increased by 1.1 percentage points compared with 10.4 percent last year. The combination of higher volumes, pricing and productivity actions offset the negative impact of higher commodity costs.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include compressed air systems, tools, fluid power products, and golf and utility vehicles. Total revenues in the third quarter of $697 million increased approximately 12 percent (up 9 percent excluding currency) compared with the third quarter of 2010. Air and Productivity revenues increased 17 percent, with volume increases in all major geographic regions. Revenues in the Americas increased 11 percent compared with

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2010, as industrial and commercial markets for both air compressors and tools continued to improve. Air and Productivity Solutions revenues outside the Americas increased by more than 20 percent compared with 2010 from strong activity in both Europe and Asia. Bookings increased 16 percent year-over-year with double digit gains in all geographic regions.

Club Car revenues declined compared with the third quarter of 2010 from declining markets for both golf cars and utility vehicles. Bookings increased 18 percent for the quarter when compared with low order levels in 2010.

Third-quarter operating margin for Industrial Technologies was 13.8 percent, an increase of 1.1 percentage points compared with last year despite a volume driven decline in operating margins at Club Car. The margin improvement was due to higher volumes from robust industrial markets, improved pricing and productivity which were partially offset by inflation.

Residential Solutions includes the Trane and Schlage brands, which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls, and remote home management systems. Third-quarter revenues were $504 million, a decrease of approximately 12 percent (down 12 percent excluding currency) compared with 2010. Bookings declined 8 percent year-over-year.

Total reported residential security revenues were flat compared with 2010 as a result of stagnant remodeling and new builder markets, and ongoing inventory management actions by “big box” customers in the United States.

Residential HVAC revenues declined 15 percent compared with 2010 due to weak replacement demand and soft new housing construction. Residential revenues were also negatively impacted by the growth of R-22 systems and by the continued downward mix shift to lower SEER products.

Third-quarter segment operating margin was 3.8 percent compared with 10.0 percent recorded in 2010. The segment margin decline was due to lower volumes, inflation and negative mix, which were partially offset by pricing.

Security Technologies is a leading global supplier of commercial security products and services. The segment’s market-leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and

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attendance scheduling software. Third-quarter revenues of $438 million improved by approximately 7 percent (up 4 percent excluding currency) compared with the third quarter of 2010. Third-quarter results reflect stagnant building activity in the United States and in Europe. Revenues in the Americas were up 1 percent from price improvements on lower volumes. Revenues from overseas markets were up 19 percent, from strong growth in Asia and currency translation gains. Overall segment bookings were up 4 percent, with flat bookings in the Americas and Europe and strong improvements in Asia. Third-quarter operating margin was 20.2 percent, compared with 22.1 percent in the third quarter of 2010. The lower operating margin was due to unfavorable geographic revenue mix and inflation, which were partially offset by productivity and pricing.

Balance Sheet and Share Repurchase

During the third quarter, working capital was 3.7 percent of revenues, an increase from last year due to additional working capital requirements from higher revenues. Available cash flow for the quarter was on target, and the company expects to generate $1.0 billion of available cash flow in 2011. Cash balances and total debt balances were $1.4 billion and $3.6 billion, respectively, at the end of the third quarter. The company purchased 16 million shares during the third quarter as part of a $2 billion share repurchase program authorized by the board of directors on April 7. The company expects to purchase more than 35 million shares by the end of 2011.

Outlook

Ingersoll Rand’s major end markets continued to show a mixed demand pattern in the third quarter of 2011. Third-quarter orders were up approximately 4 percent, compared with last year. There is sustained activity in the worldwide industrial markets, global parts and service and across the company’s businesses in Asia. Refrigerated transport markets and commercial HVAC replacement activity are expected to show moderating year-over-year growth for the balance of the year. The North American commercial construction market is continuing its weak and uneven growth pattern and demand in consumer related markets, especially residential HVAC and security, is expected to remain depressed.

Revenues for the full year are expected to be in the range of $14,850 million to $14,950 million. Full-year adjusted EPS from continuing operations, excluding charges

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related to the Hussmann divestiture, are expected to be in the range of $2.70 to $2.76. The forecast also includes a tax rate of 24 percent for continuing operations and an average diluted share count for the full year of approximately 340 million shares. Available cash flow for full-year 2011 is expected to approximate $1.0 billion, based on projected earnings and working capital requirements.

Fourth-quarter revenues are expected to be in the range of $3,525 million to $3,625 million. EPS from continuing operations for the fourth quarter are expected to be in the range of $0.64 to $0.70. The fourth-quarter forecast reflects a tax rate of 23 percent for continuing operations and an average diluted share count of approximately 323 million shares.

This news release includes “forward-looking statements,” which are statements that are not historical facts, including statements that relate to the mix of and demand for our products, performance of the markets in which we operate, and our 2011 full year and fourth quarter financial performance. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from our current expectations. Factors that could cause such differences can be found in our Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and in our other SEC filings. We assume no obligation to update these forward looking statements.

This news release also includes adjusted non-GAAP financial information which should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. Further information about the adjusted non-GAAP financial information, including reconciliation to the nearest GAAP measure, is included in financial tables attached to this news release.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s ordinary shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

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010/20/11

(See Accompanying Tables)

•	Condensed Income Statement

•	Segments

•	Non-GAAP Financial Tables

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•	Available Cash Flow

•	Balance Sheet Metrics

•	Hussmann Results

Contacts:
Media:	Investors and Financial Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

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Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenues	$3,928.5	$3,730.3	$11,328.2	$10,367.4

Cost of goods sold	(2,771.8)	(2,643.8)	(8,032.6)	(7,436.1)

Selling & administrative expenses	(712.2)	(675.8)	(2,125.2)	(1,988.6)

Loss on sale / asset impairment	(264.8)	—	(651.6)	—

Operating income	179.7	410.7	518.8	942.7

Interest expense	(69.7)	(70.2)	(209.7)	(212.3)

Other income, net	21.3	8.7	28.6	22.3

Earnings before income taxes	131.3	349.2	337.7	752.7

Provision for income taxes	(29.2)	(72.1)	(168.4)	(189.4)

Earnings from continuing operations	102.1	277.1	169.3	563.3

Discontinued operations, net of tax	(8.6)	(39.5)	(48.1)	(117.7)

Net earnings	93.5	237.6	121.2	445.6

Less: Net earnings attributable to noncontrolling interests	(7.3)	(5.4)	(20.3)	(15.5)

Net earnings attributable to Ingersoll-Rand plc	$86.2	$232.2	$100.9	$430.1

Amounts attributable to Ingersoll-Rand plc ordinary shareholders:
Continuing operations	$94.8	$271.7	$149.0	$547.7
Discontinued operations	(8.6)	(39.5)	(48.1)	(117.6)

Net earnings	$86.2	$232.2	$100.9	$430.1

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc ordinary shareholders:
Continuing operations	$0.28	$0.80	$0.43	$1.62
Discontinued operations	(0.03)	(0.12)	(0.14)	(0.35)

	$0.25	$0.68	$0.29	$1.27

Weighted-average number of ordinary shares outstanding:
Diluted	340.2	339.0	347.1	338.2

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011		2010	2011		2010
Climate Solutions
Net revenues	$2,289.7		$2,120.8	$6,380.0		$5,739.6
Segment operating income *	264.3	**	219.8	631.7	**	451.6
and as a % of Net revenues	11.5%		10.4%	9.9%		7.9%

Industrial Technologies
Net revenues	696.5		624.3	2,108.9		1,793.2
Segment operating income	95.9		79.4	301.6		219.8
and as a % of Net revenues	13.8%		12.7%	14.3%		12.3%

Residential Solutions
Net revenues	504.4		575.4	1,569.8		1,611.4
Segment operating income	19.0		57.8	67.2		143.2
and as a % of Net revenues	3.8%		10.0%	4.3%		8.9%

Security Technologies
Net revenues	437.9		409.8	1,269.5		1,223.2
Segment operating income	88.4		90.5	250.0		243.7
and as a % of Net revenues	20.2%		22.1%	19.7%		19.9%

Loss on sale / asset impairment	(264.8	) **	—	(651.6	) **	—

Unallocated corporate expense	(23.1)		(36.8)	(80.1)		(115.6)

Consolidated net revenues	$3,928.5		$3,730.3	$11,328.2		$10,367.4
Consolidated operating income	$179.7		$410.7	$518.8		$942.7
and as a % of Net revenues	4.6%		11.0%	4.6%		9.1%

*	Segment operating income is the measure of profit and loss that the Company uses to evaluate the financial performance of the business and as the basis for performance reviews, compensation and resource allocation. For these reasons, the Company believes that Segment operating income represents the most relevant measure of segment profit and loss. The Company may exclude certain charges or gains from Operating income to arrive at Segment operating income that is a more meaningful measure of profit and loss upon which to base its operating decisions.
**	During the three and nine months ended September 30, 2011, the Company recorded a pre-tax loss on sale and impairment charges related to the Hussmann divestiture of approximately $265 million and $652 million, respectively. These charges have been excluded from Segment operating income within the Climate Solutions segment.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions, except per share amounts)

UNAUDITED

	For the quarter ended September 30, 2011
	As Reported	Adjustments		As Adjusted
Net revenues	$3,928.5	$—		$3,928.5

Operating income	179.7	264.8	(a)	444.5
Operating margin	4.6%			11.3%

Earnings from continuing operations before income taxes	131.3	264.8	(a)	396.1
Provision for income taxes	(29.2)	(84.2	) (b)	(113.4)
Tax rate	22.2%			28.6%
Earnings from continuing operations attributable to Ingersoll-Rand plc	94.8	180.6	(c)	275.4

Diluted earnings per common share
Continuing operations	$0.28	$0.53		$0.81

Weighted-average number of ordinary shares outstanding
Diluted	340.2	—		340.2

	Detail of Adjustments:
(a)	Impairment charge/loss on sale from Hussmann divestiture	$264.8
(b)	Tax impact of Hussmann divestiture	(84.2)

(c)	Impact of adjustments on earnings from continuing operations attributable to Ingersoll-Rand plc	$180.6

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of impairment charges and the corresponding tax impacts in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures for operating income and margin, tax rate and EPS assist investors with analyzing our business segment results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions, except per share amounts)

UNAUDITED

	For the nine months ended September 30, 2011
	As Reported	Adjustments		As Adjusted
Net revenues	$11,328.2	$—		$11,328.2

Operating income	518.8	651.6	(a)	1,170.4
Operating margin	4.6%			10.3%

Earnings from continuing operations before income taxes	337.7	651.6	(a)	989.3
Provision for income taxes	(168.4)	(84.2	) (b)	(252.6)
Tax rate	49.9%			25.5%
Earnings from continuing operations attributable to Ingersoll-Rand plc	149.0	567.4	(c)	716.4

Diluted earnings per common share
Continuing operations	$0.43	$1.63		$2.06

Weighted-average number of ordinary shares outstanding
Diluted	347.1	—		347.1

	Detail of Adjustments:
(a)	Impairment charge/loss on sale from Hussmann divestiture	$651.6
(b)	Tax impact of Hussmann divestiture	(84.2)

(c)	Impact of adjustments on earnings from continuing operations attributable to Ingersoll-Rand plc	$567.4

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of impairment charges and the corresponding tax impacts in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures for operating income and margin, tax rate and EPS assist investors with analyzing our business segment results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 5

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Nine Months Ended September 30, 2011
Cash flow from operating activities (a)	$740.8
Capital expenditures (a)	(129.1)

Available cash flow	$611.7

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 6

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,	September 30,
	2010 *	2011 *	2010 *

Net Receivables	$2,344	$2,515	$2,466
Days Sales Outstanding	57.6	58.4	60.3

Net Inventory	$1,401	$1,648	$1,539
Inventory Turns	7.7	6.7	6.9

Accounts Payable	$1,319	$1,416	$1,401
Days Payable Outstanding	44.7	46.6	48.4

*	Figures include balances for Hussmann business divested on September 30, 2011.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 7

INGERSOLL-RAND PLC

Hussmann Results

($ in millions)

UNAUDITED

	For the three months ended March 31, 2011	For the three months ended June 30, 2011	For the three months ended September 30, 2011	For the nine months ended September 30, 2011

Hussmann
Net revenues	$213.1	$286.8	$281.8	$781.7
Operating income	(4.0)	30.0	30.1	56.1

	For the three months ended March 31, 2010	For the three months ended June 30, 2010	For the three months ended September 30, 2010	For the three months ended December 31, 2010	For the year ended December 31, 2010

Hussmann
Net revenues	$223.0	$296.7	$319.4	$267.0	$1,106.1
Operating income	4.9	30.5	37.3	11.7	84.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION